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Exhibit 3.3

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT)

Form 205 Revised July 1, 2002
Filing fee: $25.00
Deliver to: Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed

Copies of filed documents may be obtained at www.sos.state.co.us	ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to § 7-110-106, Colorado Revised Statutes (C.R.S.), the individual named below causes these Articles of Amendment to its Articles of Incorporation to be delivered to the Colorado Secretary of State for filing, and states as follows:

1.
The name of the corporation is: Hathaway Corporation

  (If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2.
The date the following amendment(s) to the Articles of Incorporation was adopted: 10/24/02

3.
The text of each amendment adopted (include attachment if additional space needed):

  Article I is amended to read: "The name of the corporation is Allied Motion Technologies Inc."

4.
If changing the corporation name, the new name of the corporation is:

  Allied Motion Technologies Inc.

5.
If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: N/A

6.
Indicate manner in which amendment(s) was adopted (mark -only one):

☐	No shares have been issued or Directors elected—Adopted by Incorporators(s)
☐	No shares have been issued but Directors have been elected—Adopted by the board of directors
☐	Shares have been issued but shareholder action was not required—Adopted by the board of directors
☒	The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group—Adopted by the shareholders
7.
Effective date (if not to be effective upon filing) Upon filing (Not to exceed 90 days)

8.
The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Garth C. Grissom, Esq. Sherman & Howard L.L.C., 633 17th St., #3000, Denver, CO 80202

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  ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION (PROFIT)